Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. (“Time Warner”) on Form S-8 pertaining to the Time Warner Inc. 2010 Stock Incentive Plan of our (i) report dated July 7, 2010, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner for the year ended December 31, 2009 included in Exhibit 99.1 to Time Warner’s Current Report on Form 8-K dated May 14, 2010 and (ii) our report dated February 19, 2010, with respect to the effectiveness of internal control over financial reporting of Time Warner included in Time Warner’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
August 4, 2010